SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                         SATCON TECHNOLOGY CORPORATION
             -----------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 Par Value
             -----------------------------------------------------
                         (Title of Class of Securities)


                                   803893 10 6
             -----------------------------------------------------
                                 (CUSIP Number)


                               November 16, 1999
              -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 803893106                      13G                         Page 2 of 5

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   1.  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Northrop Grumman Corporation
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            678,761
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             678,761
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       678,761
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.9%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  SatCon Technology Corporation
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  161 First Street
                  Cambridge, MA  02142
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Northrop Grumman Corporation
                  --------------------------------------------------------------
                  (b) Address of Principal Business Office, or if None,
                  Residence:

                  1840 Century Park East
                  Los Angeles, CA  90067
                  --------------------------------------------------------------
            (c)   Citizenship:

                  Delaware
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock, $.01 Par Value
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  803893 10 6
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c).

            (c)   [ ]   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

            (d)   [ ]   Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C 80a-8).

            (e)   [ ]   An investment adviser in accordance with section
                        240.13d-1(b)(1)(ii)(E)

            (f)   [ ]   An employee benefit plan or endowment fund in accordance
                        with section 240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   A parent holding company or control person in accordance
                        with section 240.13d-1(b)(1)(ii)(G)

            (h)   [ ]   A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)   [ ]   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   [ ]   Group, in accordance with section
                        240.13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to section 240.13d-1(c), check this box [X].

Item 4.     Ownership.

            (a) Amount beneficially owned:

                678,761
                ---------------------------------------------------------------,
            (b) Percent of class:

                5.9% as of December 31, 1999
                ---------------------------------------------------------------,
            (c) See Item 4(a) above.

                (i) Sole power to vote or to direct the vote

                    678,761

               (ii) Shared power to vote or to direct the vote

                    0

              (iii) Sole power to dispose or to direct the disposition of

                    678,761

               (iv) Shared power to dispose or to direct the disposition of

                    0

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable


Item 8.     Identification and Classification of Members of the Group.

            Not Applicable


Item 9.     Notice of Dissolution of Group.

            Not Applicable


Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          March 08, 2000
                                                   -----------------------------
                                                               Date


                                              NORTHROP GRUMMAN CORPORATION

                                              By: /s/ John H. Mullan
                                                  -----------------------------
                                                  John H. Mullan
                                                  Corporate Vice President and
                                                  Secretary

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).









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